CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
NEVADA GOLD HOLDINGS, INC.

Under Section 242 of the Delaware General Corporation Law

NEVADA GOLD HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation")

DOES HEREBY CERTIFY:

The Amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to in writing by the majority stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

Article FIRST of the Certificate of Incorporation of the Corporation is amended as follows:

Name. The name of the Corporation is HK Battery Technology Inc.

Article FOURTH of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share ("Common Stock") and Preferred Stock, par value $0.001 per share ("Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is one billion two hundred million (1,200,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000).

The board of directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and/or limitations. The powers, preference, rights, privileges, qualifications, restrictions and limitations of each class or series of the preferred stock, if any, may differ from those of any and all other classes or other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series

issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

[Signature Page Follows]

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed as of August __, 2013.

NEVADA GOLD HOLDINGS, INC.

By: ______________________
Vincent Wang, Secretary

{00120922.4 / 0919-001}